Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

General

The following description of Tribune Publishing Company’s (the “Company” or “Tribune Publishing”) common stock is based upon the Company’s amended and restated certificate of incorporation, as amended (“Certificate”) and amended and restated bylaws (“Bylaws”). This summary is not complete and subject to, and qualified in its entirety by reference to, the provisions of the Certificate and Bylaws, each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part.

The Company’s authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Voting Rights

A holder of common stock is entitled to one vote for each share of common stock held by such holder of record on the books of the Company for all matters on which stockholders of Tribune Publishing are entitled to vote. There is no cumulative voting.

The Certificate and Bylaws provide for the voting requirements for the election of directors. The affirmative vote of a plurality of the shares of the Company’s common stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide the election of any directors, and the affirmative vote of a majority of the shares of the Company’s common stock present, in person or by proxy, at the meeting and entitled to vote on the subject matter in question will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under the Company’s Certificate, or under its Bylaws, a different vote is required, in which case such provision will control.

Dividends

Holders of Tribune Publishing common stock are entitled to participate ratably in the Company’s dividends, whether in cash, property, stock or otherwise, as may be declared by the Board of Directors of Tribune Publishing (the “Board of Directors”) from time to time out of assets or funds of Tribune Publishing legally available therefor, subject to the prior rights and preferences, if any, that may be applicable to preferred stock then outstanding.

Liquidation

Holders of Tribune Publishing common stock are entitled, upon the Company’s liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of Tribune Publishing, after all creditors of Tribune Publishing shall have been paid in full and after payment of all sums, if any, payable in respect of preferred stock, if any, the holders of the common stock are entitled to share ratably in all distributions of assets pursuant to such voluntary or involuntary liquidation, dissolution or winding-up of Tribune Publishing.

No Preemptive Rights

No holder of any of the Company’s stock of any class authorized currently has any preemptive right to subscribe to any of the Company’s securities of any kind or class.

Exhibit 4.1
Preferred Stock

The Company’s Board of Directors has the authority, without further action by the Company’s stockholders, to issue up to 30,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series.

Anti-Takeover Effects of Various Provisions of Delaware Law, The Company’s Certificate and Bylaws

The provisions of the Company’s Certificate and Bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including an attempt that might result in a stockholder’s receipt of a premium over the market price for his, her or its shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of the Company to first negotiate with the Company’s Board of Directors, which could result in an improvement of their terms.

Authorized but Unissued Shares of Capital Stock

Common Stock. The Company’s remaining shares of authorized and unissued common stock are available for future issuance without additional stockholder approval. While these additional shares are not designed to deter or prevent a change of control, under some circumstances the Company could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with the Company’s Board of Directors in opposing a hostile takeover bid.

Preferred Stock. The existence of authorized but unissued preferred stock could reduce the Company’s attractiveness as a target for an unsolicited takeover bid since it could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or issue shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, the Company’s common stock.

Size of Board and Vacancies; Removal

The Certificate and Bylaws provide that any vacancy on the Company’s Board of Directors, including a vacancy resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the Company’s directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy will hold office until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal.

No Stockholder Action by Written Consent

The Certificate provides that stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent in lieu of a meeting.

Stockholder Meetings

The Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Company’s Board of Directors. The Certificate provides that a special meeting of stockholders may be called only by or at the direction of the Chairman of the Company’s Board of Directors, the Company’s Chief Executive Officer or the Board of Directors pursuant to a resolution adopted by a majority of the Company’s Board of Directors. Stockholders are not permitted to call a special meeting.

Exhibit 4.1
Requirements for Advance Notice of Stockholder Nominations and Proposals

The Certificate and Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of the Company’s stockholders. The Bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to the Company’s corporate secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of the Company. To be timely, the stockholder’s notice must be delivered to the Company’s corporate secretary at the Company’s principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or 70 days after such anniversary date, a stockholder’s notice must be delivered to the Company’s corporate secretary not earlier than 120 days prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the10th day following the day on which public disclosure of the date of the annual meeting was first made.

Amendment of the Certificate and Bylaws

The Certificate provides that it may be amended by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock then entitled to vote at any annual or special meeting of stockholders; provided that specified provisions of the Certificate may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the Company’s common stock then entitled to vote at any annual or special meeting of stockholders, including the provisions governing:

•elimination of stockholder action by written consent;

•the Court of Chancery of the State of Delaware being the sole and exclusive forum for certain actions (see “— Choice of Forum” below); and

•prohibition on the rights of stockholders to call a special meeting.

In addition, the Certificate and Bylaws provide that the Bylaws may be amended, altered or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of the Board of Directors, or by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the Company’s common stock then entitled to vote at any annual or special meeting of stockholders.

These provisions make it more difficult for any person to remove or amend any provisions in the Certificate or Bylaws that may have an anti-takeover effect.

Choice of Forum

The Certificate provides that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Tribune Publishing, (b) any action asserting a claim of breach of a fiduciary duty owed to Tribune Publishing or Tribune Publishing’s stockholders by any of Tribune Publishing’s directors, officers, employees or agents, (c) any action asserting a claim arising under the General Corporation Law of the State of Delaware (the “DGCL”), the Certificate and the Bylaws or (d) any action asserting a claim that is governed by the internal affairs doctrine. The Company may consent in writing to alternative forums. Stockholders of the Company are deemed to have notice of and have consented to the provisions of the Certificate related to choice of forum.

Exhibit 4.1
Section 203 of the DGCL

The Company is subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s outstanding voting stock for a period of three years following the date the person became an interested stockholder, unless:

•prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is any entity or person who, together with affiliates and associates, owns, or within the previous three years owned, 15% or more of the outstanding voting stock of the corporation. The existence of this provision may have an anti-takeover effect with respect to transactions the Company’s Board of Directors does not approve in advance. Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “TPCO.”